Exhibit 10.6

Thunder Bridge Acquisition II LLC
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066

December 14, 2020

Thunder Bridge Acquisition II, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Chief Executive Officer

Re:   Sponsor Earnout Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Master Transactions Agreement, dated as of [•], 2020 (as amended, the “Merger Agreement”) by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Parent”), the Merger Subs described therein, Thunder Bridge Acquisition II Ltd., a Cayman Islands exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “Thunder Bridge II”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (including the successor entity in its merger with ADK Merger Sub pursuant to the Merger Agreement, the “Company”), the ADK Blockers named therein, ADK Service Provider HoldCo, LLC, and the Company Securityholder Representative. Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In connection with the Merger Agreement, and pursuant to the authority of the undersigned Managing Member of Thunder Bridge Acquisition II LLC, a Delaware limited liability company (“Sponsor”), under the Organizational Documents of Sponsor to enter into arrangements with respect to Founder Shares (as defined below) to facilitate the initial business combination of Thunder Bridge II, Sponsor agrees to enter into this letter agreement (this “Agreement”) with Parent, Thunder Bridge II and the Company relating to the 8,625,000 Class B ordinary shares of Thunder Bridge II (including the Surviving Pubco Class A Shares into which such shares are converted pursuant to the Domestication and Mergers in accordance with the Merger Agreement, “Founder Shares”) initially purchased by Sponsor in a private placement prior to Thunder Bridge II’s initial public offering, which shares are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Parent hereby agree as follows:

1.	Sponsor hereby agrees that prior to the Closing it shall enter into an Escrow Agreement with Surviving Pubco and Continental Stock Transfer and Trust, as escrow agent (the “Escrow Agent”), in substantially the form attached as Exhibit A hereto (the “Sponsor Escrow Agreement”), and upon and subject to the Closing, Sponsor shall deposit 3,450,000 of the Founder Shares (subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares (as defined below) after the date of this Agreement) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and in each case only to the extent held in the Sponsor Escrow Account, the “Sponsor Escrow Shares”) into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent, to be held, along with any other dividends, distributions or other income on the Sponsor Escrow Shares (“Escrow Earnings”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

2.	Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, the Sponsor Escrow Shares. Except as otherwise set forth in this Agreement, all of the Sponsor Escrow Shares, together with any Escrow Earnings, shall be retained in the Sponsor Escrow Account unless and until a Stock Price Trigger (as defined below) or Triggering Event (as defined below) has occurred. In the event that, as of December 31, 2027 (the “Termination Date,” and the period from the Closing Date until and including the Termination Date, the “Contingent Period”), neither the Second Stock Price Trigger nor any Triggering Event has occurred, Sponsor will forfeit the remaining Sponsor Escrow Shares and any remaining Escrow Earnings in the Sponsor Escrow Account, and the Escrow Agent shall deliver such Sponsor Escrow Shares and such Escrow Earnings to the Surviving Company (with any Sponsor Escrow Shares to be delivered to Surviving Pubco in certificated or book entry form for cancellation by Surviving Pubco). Surviving Pubco and Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Escrow Shares promptly (but in any event within five (5) Business Days) after the occurrence of a Stock Price Trigger or Triggering Event; provided, that Surviving Pubco shall notify Sponsor in writing at least three (3) Business Days in advance of and provide written instructions to the Escrow Agent to release one hundred percent (100%) of the Sponsor Escrow Shares upon the occurrence of a Triggering Event described in Sections 6(a), 6(b) or 6(c).

3.	Until and unless the Sponsor Escrow Shares are forfeited, other than as expressly set forth in this Agreement or the Sponsor Escrow Agreement, Sponsor shall have full ownership rights to the Sponsor Escrow Shares, including, without limitation, the right to vote the Sponsor Escrow Shares, except that any Escrow Earnings shall be retained in the Sponsor Escrow Account, to be held in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

4.	Fifty percent (50%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any equity security that is the successor to Surviving Pubco Class A Shares (“Successor Shares”) on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.50 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “First Stock Price Trigger”).

5.	One hundred percent (100%) of the remaining Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any Successor Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “Second Stock Price Trigger” and together with the First Stock Price Trigger, the “Stock Price Triggers”).

6.	One hundred percent (100%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account upon the first of any of the following to occur (a “Triggering Event”):

a.	if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

b.	if Surviving Pubco Class A Shares or Successor Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

i.	any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Surviving Pubco or its Subsidiaries taken after the Closing with the primary intent of causing, or which would otherwise reasonably be expected to cause, the Surviving Pubco to violate such applicable minimum listing requirements; or

ii.	a minimum price per share requirement of such national securities exchange;

c.	if any of the following shall occur:

i.	there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

ii.	the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the asset of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

iii.	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

7.	Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Founder Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of Surviving Pubco (subject to compliance with the provisions of the letter agreement, dated as of August 8, 2019 by and among Thunder Bridge II, Sponsor and the directors and officers of Thunder Bridge II named therein (the “Insider Letter”)); provided that (i) any Founder Shares so transferred shall continue to be subject to the terms and conditions of the Insider Letter and, unless otherwise agreed in writing by the Company and Sponsor, the terms and conditions of this Agreement and the Sponsor Escrow Agreement, and (ii) the transferee of such shares shall sign a joinder to this Agreement agreeing to be bound by the obligations applicable to Sponsor and the Founder Shares in this Agreement, in form and substance reasonably acceptable to the Company.

8.	Within ten (10) days following the Closing, Sponsor shall distribute to its members any securities of Parent that it owns in accordance with its Organizational Documents, subject to the terms of this Agreement and the Sponsor Escrow Agreement (the “Liquidation”).

9.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by both parties hereto.

10.	Subject to Section 7 above, neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party; provided, that in the event of the Liquidation, Sponsor may, without obtaining the consent of any other party hereto, transfer Sponsor’s rights to the Sponsor Escrow Shares and any Escrow Earnings and its rights and obligations under this Agreement and the Sponsor Escrow Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement and the Sponsor Escrow Agreement that apply to Sponsor hereunder and thereunder; provided, further, that upon any such Liquidation, all of the rights of Sponsor hereunder (other than the rights to receive the Sponsor Escrow Shares and any Escrow Earnings upon their release from the Sponsor Escrow Account in accordance with this Agreement and the Sponsor Escrow Agreement, which rights shall be belong to the Sponsor’s members in accordance with such liquidation) shall automatically be assigned to Gary A. Simanson, solely in his capacity as representative of the Sponsor members in order to ensure continued enforcement of the escrow arrangements on behalf and for the benefit of the Sponsor members, without any further action by any party hereto or any other Person. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

11.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.10, 11.11 and 11.12, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

12.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.1 of the Merger Agreement. Notices to Sponsor shall be sent to the following address: Thunder Bridge Acquisition II LLC, 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Gary Simanson, Telephone: (202) 431-0507, Email: gsimanson@thunderbridge.us; with a copy (which shall not constitute notice) to Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave NW, Suite 900, Washington, DC 20001, Attention: Jon Talcott and E. Peter Strand, Telephone: (202) 689-2983, Email: Peter.Strand@nelsonmullins.com (or such other address as shall be specified in a notice given in accordance with this Section 12 and Section 11.1 of the Merger Agreement).

13.	Each of the parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) except in the case of a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions. The Managing Member of the Sponsor represents and warrants that it has the power and authority pursuant to the Organizational Documents of the Sponsor to enter into this Agreement, and agrees to take such actions in accordance with such Organizational Documents as may be necessary or advisable to cause the Sponsor to comply with its obligations hereunder.

14.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

THUNDER BRIDGE ACQUISITION II LLC

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

THUNDER BRIDGE ACQUISITION II, LTD

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

AY DEE KAY, LLC

By:	/s/ Donald McClymont
Name:	Donald McClymont
Title:	Chief Executive Officer

Agreed and acknowledged, effective as of the date first set forth above:

/s/ Gary A. Simanson
Gary A. Simanson, solely in his capacity as representative of the Sponsor members

{Signature Page to Sponsor Earnout Letter}

Exhibit A
Form of Sponsor Escrow Agreement

See attachment.

A-1